UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 17, 2011 (November 14, 2011)

NYTEX ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12222 Merit Drive, Suite 1850

Dallas, Texas 75251

(Address of principal executive office)

972-770-4700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2011, Kenneth K. Conte resigned as Executive Vice President and Chief Financial Officer effective as of November 14, 2011. Mr. Conte, who was employed by NYTEX Energy Holdings, Inc. (“NYTEX”, the “Company”, “we”, or “our”) in June 2010, resigned to pursue another business opportunity. In connection with Mr. Conte’s resignation, on November 14, 2011, the Company’s board of directors appointed Bryan A. Sinclair as the Chief Financial Officer effective November 14, 2011.

Mr. Sinclair joined the Company in March 2011 as Vice President of Finance. Prior to joining NYTEX, Mr. Sinclair worked at Behringer Harvard as Chief Accounting Officer for Behringer Harvard Opportunity REIT I, Inc. and Behringer Harvard Opportunity REIT II, Inc. from 2007 to 2010. Prior to joining Behringer Harvard, Mr. Sinclair worked at Celanese Corporation (CE:NYSE) as Director-Global SOX Risk and Control from 2005 to 2007. From 2002 to 2005, Mr. Sinclair served as Corporate Controller for Lone Star Technologies, Inc., a Dallas-based provider of oilfield tubulars and services. From 1993 to 2002, Mr. Sinclair worked in the Dallas office of PricewaterhouseCoopers, the last three years serving as a manager in their audit/attestation practice. Mr. Sinclair received a Bachelor of Sciences – Finance degree from Arizona State University and a Bachelor of Arts – Accounting degree from the University of Arizona. Mr. Sinclair is a certified public accountant in the State of Texas. Mr. Sinclair is 47 years old.

The appointment of Mr. Sinclair was not made pursuant to any arrangement or understanding between him and any other person and Mr. Sinclair has not entered into any material plan or contract in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2011	NYTEX ENERGY HOLDINGS, INC.

/s/ Michael K. Galvis
Michael K. Galvis,
President and Chief Executive Officer